                    STOCKHOLDER AGREEMENT dated as of September 12, 1997, among
               INTERNATIONAL BUSINESS MACHINES CORPORATION, a New York corporation ("Parent"), and the individuals and other parties listed on Schedule A attached hereto (each, a "Stockholder" and, collectively, the "Stockholders").


          WHEREAS, Parent, New Orchard Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and Unison Software, Inc., a Delaware corporation (the "Company"), propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the "Merger Agreement"; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement) providing for the merger of the Company with and into Sub (the "Merger"), upon the terms and subject to the conditions set forth in the Merger Agreement; and

          WHEREAS, as of the date hereof each Stockholder owns the number of shares of common stock, par value $.001 per share, of the Company ("Company Common Stock") set forth opposite his or its name on Schedule A attached hereto (such shares of Company Common Stock, together with any other shares of capital stock of the Company acquired by such Stockholder after the date hereof and during the term of this Agreement (including through the exercise of any stock options, warrants or similar instruments), being collectively referred to herein as the "Subject Shares"); and

          WHEREAS, as a condition and inducement to its willingness to enter into the Merger Agreement, Parent has requested that each Stockholder enter into this Agreement;

          NOW, THEREFORE, to induce Parent to enter into, and in consideration of its entering into, the Merger Agreement, and in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

          1. REPRESENTATIONS AND WARRANTIES OF EACH STOCKHOLDER. Each Stockholder hereby, severally and not jointly, represents and warrants to Parent as of the date hereof in respect of himself or itself as follows:

          (a) AUTHORITY. The Stockholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

This Agreement has been duly authorized, executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, (i) conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, any provision of any trust agreement, loan or credit agreement, bond, debenture, note, mortgage, indenture, lease or other contract, commitment, agreement, arrangement, obligation, undertaking, understanding, instrument, permit, concession, franchise, license, statute, law, ordinance, rule, regulation, judgment, order, notice or decree, applicable to the Stockholder or to the Stockholder's property or assets, (ii) require any registration, declaration or filing with, or consent, approval, order or authorization of, any Federal, state or local, domestic or foreign, government or any court, administrative agency or commission or other governmental or regulatory authority or agency, domestic or foreign or (iii) violate any judgment, order, writ, injunction, decree, statute, law, ordinance, rule or regulation applicable to the Stockholder or any of the Stockholder's properties or assets, including the Stockholder's Subject Shares. If the Stockholder is a natural person and is married, and the Stockholder's Subject Shares constitute community property or otherwise need special or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder's spouse or the person giving such approval, enforceable against such spouse or person in accordance with its terms. No trust of which such Stockholder is a trustee requires the consent of any beneficiary to the execution and delivery of this Agreement or to the consummation of the transactions contemplated hereby. The Stockholder, together with the other Stockholders, constitutes all the trustees of any trust of which such Stockholder is a trustee, and such trustees have all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby on behalf of such trust.

          (b) THE SUBJECT SHARES. The Stockholder is the record and beneficial owner of, or is trustee of a trust that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good and marketable title to, the Subject Shares set forth opposite his or its name on Schedule A attached hereto. As of the date hereof, the Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares set forth opposite his or its name on Schedule A attached hereto.

          (c) ENCUMBRANCES. The Stockholder's Subject Shares and the certificates representing such Shares are now, and at all times during the term hereof will be, held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all pledges, claims, liens, security interests, proxies, voting trusts or agreements, arrangements or understandings or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder or under the existing terms of a trust of which such Stockholder is the trustee.

          2. REPRESENTATIONS AND WARRANTIES OF PARENT. Parent hereby represents and warrants to each Stockholder that Parent has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Parent and constitutes a valid and binding obligation of Parent enforceable against Parent in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under, any provision of the Certificate of Incorporation or By-laws of Parent, any trust agreement, loan or credit agreement, bond, debenture, note, mortgage, indenture, lease or other contract, commitment, agreement, arrangement, obligation, understanding, instrument, permit, concession, franchise, license, statute, law, ordinance, rule, regulation, judgment, order, notice or decree applicable to Parent or to Parent's property or assets.

          3. COVENANTS OF EACH STOCKHOLDER. Until the termination of this Agreement in accordance with Section 8, each Stockholder, severally and not jointly, agrees as follows:

          (a) Without in any way limiting the Stockholder's right to vote the Subject Shares in its sole discretion on any other matters that may be submitted to a stockholder vote, consent or other approval (including by written consent), at any meeting of stockholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger

Agreement is sought, the Stockholder shall, including by initiating a written consent solicitation if requested by Parent, vote (or cause to be voted) such Stockholder's Subject Shares (and each class thereof) in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the other transactions contemplated by the Merger Agreement.

          (b) At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Stockholder's vote, consent or other approval is sought, such Stockholder shall vote (or cause to be voted) such Stockholder's Subject Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any other Company Acquisition (collectively, "Alternative Transactions") or (ii) any amendment of the Company's Certificate of Incorporation or Bylaws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement (collectively, "Frustrating Transactions").

          (c) Such Stockholder shall not (i) transfer (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of such Stockholder's Subject Shares or any interest therein, except pursuant to the Merger, (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any or all of such Subject Shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to such Subject Shares, except for this Agreement or (iv) deposit such Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares; PROVIDED, HOWEVER, that any such Stockholder may transfer (as defined above) any of the Subject Shares to any other Stockholder who is on the date hereof, or to any family member of a Stockholder or beneficiary of a trust for which Stockholder is trustee or charitable institution which prior to the Stockholders Meeting and prior to such transfer becomes, a party to this Agreement bound by all the obligations of a "Stockholder" hereunder.

          (d) Such Stockholder hereby waives any rights of appraisal, or rights to dissent from the Merger, that such 5

Stockholder may have and hereby irrevocably agrees to make a Stock Election with respect to at least 85% of such Stockholder's Subject Shares.

          (e) During the term of this Agreement, the Stockholder shall not, nor shall it authorize or permit any officer, director, partner, employee or agent or any investment banker, attorney or other advisor or representative of the Stockholder to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Takeover Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Takeover Proposal. The foregoing sentence shall not prohibit the Stockholder from taking any action that would be permitted under Section 4.02 of the Merger Agreement and in no event shall the Stockholder be liable for any action taken by the Company or the Stockholder in compliance with, or that would be permitted under,
Section 4.02 of the Merger Agreement; PROVIDED, HOWEVER that this sentence shall not limit the obligations of the Stockholder under Sections 3(a), 3(b) and 3(j) and 4 hereof.

          (f) Until after the Merger is consummated or the Merger Agreement is terminated, the Stockholder shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditions manner practicable, the Merger and the other transactions contemplated by the Merger Agreement. The foregoing sentence shall not prohibit the Stockholder from taking any action that would be permitted under Section 4.02 of the Merger Agreement and in no event shall the Stockholder be liable for any action taken by the Company or the Stockholder in compliance with, or that would be permitted under, Section 4.02 of the Merger Agreement; PROVIDED, HOWEVER that this sentence shall not limit the obligations of the Stockholder under Sections 3(a), 3(b) and 3(j) and 4 hereof.

          (g) If, at the time the Merger Agreement is submitted for approval to the stockholders of the Company, a Stockholder is an "affiliate" of the Company for purposes of Rule 145 under the Securities Act, such Stockholder shall deliver to Parent on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit A to the Merger Agreement.

          (h) The Stockholder, and any beneficiary of a revocable trust for which such Stockholder serves as trustee, shall not take any action to revoke, terminate or amend such trust or take any other action which would restrict, limit or frustrate in any way the transactions contemplated by this Agreement, including withdrawing any Subject Shares from such trust or replacing any trustees of such trust. The Stockholder, on behalf of each such beneficiary, hereby acknowledges and agrees to be bound by the terms of this Agreement applicable to it.

          (i) Each Stockholder shall cause this Agreement to be filed with the Secretary of the Company.

          (j) (i) In the event that the Merger Agreement shall have been terminated under circumstances where Parent is or may become entitled to receive the Termination Fee, each Stockholder shall pay to Parent on demand an amount equal to all profit (determined in accordance with Section 3(j)(ii)) of such Stockholder from the consummation of (A) any Company Acquisition consummated within 12 months following the termination of the Merger Agreement pursuant to
Section 7.01(b)(iv) thereof or (B) any Company Acquisition that results in the Company being obligated to pay the Termination Fee in accordance with the Merger Agreement.

          (ii) For purposes of this Section 3(j), the profit of any Stockholder from any Company Acquisition shall equal (A) the aggregate consideration received by such Stockholder pursuant to such Company Acquisition, valuing any non-cash consideration (including any residual interest in the Company) at its fair market value on the date of such consummation plus (B) the fair market value, on the date of disposition, of all Subject Shares of such Stockholder disposed of after the termination of the Merger Agreement and prior to the date of such consummation less (C) the fair market value of the aggregate consideration that would have been issuable or payable to such Stockholder if such Stockholder had received the Merger Consideration set forth in the Merger Agreement in effect on the date hereof (the "Original Merger Consideration"), valued as of the close of business on the last full trading day prior to the first public announcement by the Company of its intention to terminate the Merger Agreement as if the Merger had been consummated on the date of such public announcement. In addition, it is agreed that for purposes of this
Section 3(j), the profit of any Stockholder from any Company Acquisition shall be net of any taxes paid or payable by Stockholder in respect of or otherwise attributable to such profit (after taking into account the present value of any tax benefits in respect of or otherwise attributable to any payment of such profit pursuant to Section 3(j)(i)); it being understood that any such Stockholder shall deliver to Parent a written opinion of a nationally recognized accounting firm as to the amount of any such net tax adjustments at the time of the payment of any profits pursuant to Section 3(j)(i).

          (iii) For purposes of this Section 3(j), the fair market value of any non-cash consideration consisting of:

          (A) securities listed on a national securities exchange or traded on the Nasdaq Stock Market shall be equal to the average closing price per share of such security as reported on such exchange or Nasdaq Stock Market for the five trading days before the date of determination; and

          (B) consideration that is other than cash or securities of the form specified in clause (A) of this Section 3(j)(iii) shall be determined by a nationally recognized independent investment banking firm mutually agreed upon by Parent and the Stockholders within 10 business days of the event requiring selection of such banking firm; PROVIDED, HOWEVER, that if Parent and the Stockholders are unable to agree within two business days after the date of such event as to the investment banking firm, then Parent and the Stockholders shall each select one firm, and those firms shall select a third investment banking firm, which third firm shall make such determination; PROVIDED FURTHER, that the fees and expenses of such investment banking firm shall be borne equally by Parent, on the one hand, and the Stockholders, on the other hand. The determination of the investment banking firm shall be binding upon the parties.

          (iv) Any payment of profit under this Section 3(j) shall be paid in the same form as the consideration received from the Company Acquisition or disposition (and, if the consideration received from the Company Acquisition or disposition was received in more than one form, in the same proportion as the forms of consideration received) and (x) to the extent paid in cash, shall be paid by wire transfer of same day funds to an account designated by Parent and
(y) to the extent paid through a transfer of securities, shall be paid through delivery of such securities, suitably endorsed for transfer.

          4. GRANT OF IRREVOCABLE PROXY; APPOINTMENT OF PROXY. (a) Without in any way limiting the Stockholder's right to vote the Subject Shares in its sole discretion on any other matters that may be submitted to a stockholder vote, consent or other approval (including by written consent), each Stockholder hereby irrevocably grants to, and appoints, Parent and Lee Dayton and Archie Colburn, in their respective capacities as designees of Parent, and any individual who shall hereafter succeed to any such office of Parent, and each of them individually, such Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote such Stockholder's Subject Shares, or grant a consent or approval in respect of such Subject Shares, (i) in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the other transactions contemplated by the Merger Agreement, and (ii) against any Alternative Transaction or Frustrating Transaction. The proxy set forth in this
Section 4 shall terminate upon the termination of this Agreement.

          (b) Such Stockholder represents that any proxies heretofore given in respect of such Stockholder's Subject Shares are not irrevocable, and that all such proxies are hereby revoked.

          (c) Such Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. Such Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Such Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the DGCL.

          5. FURTHER ASSURANCES. Each Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments and take such other actions as Parent may reasonably request for the purposes of effectively carrying out the transactions contemplated by this Agreement.

          6. CERTAIN EVENTS. (a) Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to such Stockholder's Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Subject Shares shall pass, whether by operation of law or otherwise, including such Stockholder's heirs, guardians, administrators or successors. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Company Common Stock, or the acquisition of additional shares of Company Common Stock or other voting securities of the Company by any Stockholder, the number of Subject Shares listed in Schedule A beside the name of such Stockholder shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Company Common Stock or other voting securities of the Company issued to or acquired by such Stockholder.

          (b) Each Stockholder agrees that such Stockholder will tender to the Company, within 10 business days after the date hereof (or, in the event Subject Shares are acquired subsequent to the date hereof within 10 business days after the date of such acquisition), any and all certificates representing such Stockholder's Subject Shares in order that the Company may inscribe upon such certificates the legend in accordance with Section 5.12 of the Merger Agreement.

          7. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by any Stockholder, on the one hand, without the prior written consent of Parent nor by Parent, on the other hand, without the prior written consent of the Stockholders, except that Parent may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          8. TERMINATION. This Agreement shall terminate, and the provisions hereof shall be of no further force or effect, upon the earliest to occur of
(v) March 15, 1999, (w) the Effective Time, (x) the termination of the Merger Agreement pursuant to Section 7.01(a), Section 7.01(b)(ii) or Section 7.01(d),
(y) the termination of the Merger Agreement pursuant to Section 7.01(b)(i) or
Section 7.01(b)(iii) unless in either case a Takeover Proposal shall have been publicly announced or otherwise publicly disclosed and not publicly withdrawn prior to such termination or (z) one year after the date the Merger Agreement is otherwise terminated in accordance with its terms. Notwithstanding the foregoing, Section 3(j) and the last sentence of
Section 4(a) shall survive the termination of this Agreement.

          9.  GENERAL PROVISIONS.

          (a) AMENDMENTS. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

          (b) NOTICE. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to Parent in accordance with Section 8.02 of the Merger Agreement and to the Stockholders at their respective addresses set forth on Schedule A attached hereto (or at such other address for a party as shall be specified by like notice).

          (c) INTERPRETATION. When a reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section of or Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

          (d) COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to the other parties.

          (e) ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          (f) GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

          (g) VOIDABILITY. If prior to the execution hereof, the Board of Directors of the Company shall not have duly and validly authorized and approved by all necessary corporate action, this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby, so that by the execution and delivery hereof Parent or Sub would become, or could reasonably be expected to become, an "interested stockholder" with whom the Company would be prevented for any period pursuant to Section 203 of the DGCL from engaging in any "business combination" (as such terms are defined in Section 203 of the DGCL), then this Agreement shall be void and unenforceable until such time as such authorization and approval shall have been duly and validly obtained.

          10. ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.
It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in a Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any court of the United States located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that such party will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a court of the United States located in the State of Delaware or a Delaware state court and
(iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

          11. PUBLIC ANNOUNCEMENTS. Except as required by law, no Stockholder shall issue any press release or other public statement with respect to the transactions contemplated by this Agreement or the Merger Agreement without the prior written consent of Parent.

          12. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.


          IN WITNESS WHEREOF, Parent has caused this Agreement to be signed by its authorized signatories and each Stockholder has signed this Agreement, all as of the date first written above.


                                    INTERNATIONAL BUSINESS MACHINES
                                    CORPORATION,



                                    By: /s/ Lee A. Dayton
                                        ------------------------------------
                                        Name:    Lee A. Dayton
                                        Title:   Vice President
                                                 Corporate Development &
                                                 Real Estate

                                        STOCKHOLDERS:

                                           /s/ Don H. Lee
                                        ------------------------------------
                                                      Don H. Lee

                                           /s/ Michael A. Casteel
                                        ------------------------------------
                                                  Michael A. Casteel

                                   SCHEDULE A

                                                        Number of Shares
                                                           of Company
 Name and                                                 Common Stock
Address of                                               Owned or to be
Stockholder*                                             Owned of Record
------------                                             ---------------

Don H. Lee(1)                                              2,240,952

Michael A. Casteel(2)                                      1,482,649


----------------------
  * Unless an address is otherwise set forth below, the address for such stockholder shall be the address of the Company set forth in Section 8.02 of the Merger Agreement.

 (1) Includes 12,000 shares issuable under stock options exercisable within 60 days of August 29, 1997.

 (2) Includes 18,000 shares issuable under stock options exercisable within 60 days of August 29, 1997.